EXHIBIT 5.1

May 31, 2006

Emerge Capital Corp.
109 North Post Oak Lane
Suite 422
Houston, Texas 77024

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) for the registration of 10,000,000 shares (the “Shares”) of common stock, par value $0.001 per share, of Emerge Capital Corp., a Delaware corporation (the “Company”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation (as amended) and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and have also made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions

This opinion is rendered as of the date of this letter and is limited to matters of the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP